UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 23, 2017
ENERGY FUELS INC.
(Exact name of registrant as specified in its charter)

Ontario	001-36204	98-1067994
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

225 Union Blvd., Suite 600 Lakewood, Colorado	80228
(Address of principal executive offices)	(Zip Code)

303 974-2140
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 23, 2017, the Board of Directors (the “Board”) of Energy Fuels Inc. (the “Registrant”) appointed Mark S. Chalmers, the Registrant’s current Chief Operating Officer, as President of the Registrant, effective on July 1, 2017. In connection with the appointment, Stephen P. Antony, the Registrant’s current President and Chief Executive Officer, will resign as President effective July 1, 2017, but will remain as Chief Executive Officer of the Registrant and as a director of the Registrant.
Mr. Chalmers, 59, is the Registrant’s Chief Operating Officer. Mr. Chalmers has an extensive background in both the U.S. and global uranium mining and processing industries.  From 2011 to 2015, Mr. Chalmers served as Executive General Manager of Production for Paladin Energy Ltd., a uranium producer with assets in Australia and Africa, and was responsible for the Langer Heinrich and Kayelekera mines, where he oversaw sustained, significant increases in production while reducing operating costs.  He also possesses extensive experience in ISR uranium production, including management of the Beverley Uranium Mine owned by General Atomic (Australia) as Senior Vice President and General Manager, and the Highland Mine owned by Cameco Corporation (USA) as Vice President, Operations.  Mr. Chalmers has also consulted to several of the largest players in the uranium supply sector, including BHP Billiton, Rio Tinto, and Marubeni, and until recently served as the Chair of the Australian Uranium Council, a position he has held for 10 years.  Mr. Chalmers is a registered professional engineer, and holds a Bachelor of Science in Mining Engineering from the University of Arizona.  Mr. Chalmers is a director of Uranium Africa Ltd. currently a private company based in Australia.

There are no family relationships among Mr. Chalmers and the members of the Board or the other members of senior management of the Registrant.

On March 23, 2017, Messrs. Glenn J. Catchpole and Ron F. Hochstein formally notified the Board that they would not be standing for re-election to the Board at the upcoming Annual Meeting of Shareholders to be held on May 17, 2017.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGY FUELS INC. (Registrant)

Dated: March 28, 2017	By: /s/ David C. Frydenlund David C. Frydenlund Senior Vice President, General Counsel and Corporate Secretary